Exhibit 10.5

EXECUTIVE PERFORMANCE INCENTIVE BONUS PLAN

Adopted on September 20, 2022

This Executive Performance Incentive Bonus Plan (this “Plan”) was adopted by the Board of Directors (the “Board”) of Lineage Cell Therapeutics, Inc., a California corporation (the “Company”). Unless the Board determines otherwise, the Compensation Committee shall be the administrator of this Plan (the “Administrator”).

Participants and Performance Goals

From time to time, the Administrator may select executives of the Company or its subsidiaries to be eligible to receive cash bonuses under this Plan (“Participants”). For each Participant, the Administrator may establish (1) a target bonus amount (which the Administrator may adjust from time to time), (2) the Company Performance Goals (as defined below) and/or individual performance goals (together, “Performance Goals”), (3) the time period over which the achievement of Performance Goals will be assessed (a “Performance Period”), and (4) the formula(s) for determining the bonuses payable under this Plan. The Administrator shall determine when a Performance Period begins and ends. Performance Goals may be given such weight as determined by the Administrator and may differ among Participants. Performance Goals (and their weighting) and the applicable Performance Period will be conveyed to a Participant in a time and manner determined by the Administrator. The bonus amounts payable under this Plan shall be determined entirely in the discretion of the Administrator.

Subject to any terms contained in any other written agreement between the Participant and the Company or any of its subsidiaries, the payment of a bonus to a Participant under this Plan with respect to a Performance Period is conditioned on the Participant’s continuous employment by the Company or its subsidiary through the date of payment of such bonus, and if a Participant’s employment with the Company or its subsidiary terminates for any reason before such date with respect to a particular Performance Period, then no bonus shall be paid to the Participant for such Performance Period and such Participant shall cease to be a Participant as of the date of termination of their employment. If a Participant was not employed by the Company or its subsidiary (or was not a Participant) for an entire Performance Period, the Administrator may pro rate the bonus payable under this Plan based on the number of days such Participant was employed during such period.

“Company Performance Goals” means performance objectives established by the Administrator for the applicable Performance Period for a Participant that relate to financial and/or operational metrics with respect to the Company or any of its subsidiaries, including the following: developmental, clinical or regulatory milestones; clinical trial results; business development and financing milestones; acquisitions or strategic transactions; revenue; expense levels; total shareholder return; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; sales or revenue milestones; operating income (loss); cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital, assets, equity, or investment; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; publications; reimbursement decisions; working capital; earnings (loss) per share of the Company’s common stock; sales or market share; investor relations milestones; number of customers or units of products sold; and operating income and/or net annual recurring revenue any of the foregoing may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices, (E) measured on a pre-tax or post-tax basis (if applicable), and (F) used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets.

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Taxes

Each Participant will be solely liable and responsible for the payment of taxes, penalties and/or interest arising in connection with this Plan or due to any payment to such Participant hereunder.

This Plan is intended to (the maximum extent possible) be exempt from (but in any event comply with) the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”). For purposes of Code Section 409A and to the extent applicable, each payment under this Plan is a separate payment (and not one of series of payments) and this Plan may be terminated by the Administrator at any time in accordance with the Code Section 409A plan termination rules.

In the event that it is determined that any payment or distribution of any type to or for a Participant’s benefit made by the Company, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (and/or would not deductible under Code Section 280G) (such loss of a tax deduction under Code Section 280G and/or excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be reduced and shall be payable only as to the maximum portion of such lesser amount which would result in no portion of such Total Payments being subject to the Excise Tax. Any determination required with respect to the foregoing shall be made in writing by the Company or by a qualified accountant or counsel selected by the Company (the “Accountant”) whose determination shall be conclusive and binding on the Company and each Participant, absent manifest error. Each Participant and the Company shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make its determination.

Miscellaneous

The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of California without regard to its conflicts of law principles.

The terms of the Plan are subject to any other written agreement between Participant and the Company. In the event of a conflict between this Plan and any such written agreement, the terms of such written agreement will govern.

The Administrator shall have the sole discretion and authority to administer and interpret this Plan and to take such actions it deems necessary or advisable for the administration of the Plan, including, without limitation, to determine the rights and obligations of the Company and Participants under this Plan in the event this Plan is terminated during a Performance Period or a change of control of the Company occurs. The Administrator may amend or terminate the Plan (or make bonus payments outside of this Plan) at any time in its discretion. The Administrator’s decisions and determinations under the Plan shall be final, conclusive and binding on all persons.

This Plan is not an employment agreement and does not give any Participant the right to be retained by the Company or any of its subsidiaries and every Participant acknowledges and agrees that Participant’s employment is “at-will.” The Company reserves the right to terminate the Participant’s service as an employee at any time and for any reason or no reason.

All amounts payable under this Plan are unfunded and unsecured and are payable out of the general funds of the Company.

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